EXHIBIT 99.1

Clearfield Announces Increase to Share Repurchase Program

MINNEAPOLIS, Nov. 09, 2023 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the leader in community broadband fiber connectivity, today announced that its Board of Directors has authorized an increase to the company’s common stock share repurchase program from $22 million to $40 million.

Cheri Beranek, Chief Executive Officer and President, said, “We are announcing that our Board of Directors has increased our share buyback authorization from $22 million to $40 million, leaving approximately $33 million available for repurchases. This strategic move reflects the Board’s strong conviction that our current share price is undervalued relative to our long-term opportunity. This increase in our buyback authorization is a clear and proactive commitment on our part as we believe in the enduring strength and potential of our company.”

Under the program, Clearfield may purchase shares of common stock from time to time through open market and privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. Repurchases of common stock will be made in accordance with Rule 10b-18 of the Securities Exchange Act of 1934 at prices depending on prevailing market conditions.

The program does not obligate Clearfield to repurchase any particular amount of common stock during any period. The repurchase will be funded by cash on hand. The repurchase program is expected to continue indefinitely until the maximum dollar amount of shares has been repurchased or until the repurchase program is earlier modified, suspended or terminated by the Board of Directors.

About Clearfield, Inc.

Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/Cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center, and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Investor Relations Contact:
Greg McNiff
The Blueshirt Group
773-485-7191
clearfield@blueshirtgroup.com